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                                                                     EXHIBIT 5.1
                          [Brouse McDowell Letterhead]


                                 April 21, 1999

FirstMerit Corporation
III Cascade Plaza, 7th Floor
Akron, Ohio 44308

                Re: Registration on Form S-8 of 600,000 Shares of
                    Common Stock of FirstMerit Corporation


Gentlemen:

         We are acting as counsel to FirstMerit Corporation (the "Company") in connection with the issuance and sale by the Company of up to 600,000 shares of its Common Stock (the "Shares") pursuant to the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan (the "Plan").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan, have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No.1 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.


                                                    Very truly yours,

                                                    Brouse McDowell, A Legal
                                                    Professional Association
                                                    /s/ Brouse McDowell, a Legal
                                                    Professional Association





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